Exhibit 99.1

Acer Therapeutics Compliant with All Nasdaq Listing Criteria

NEWTON, MA – Dec. 29, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced that The Nasdaq Stock Market LLC has formally notified Acer that the company has regained compliance with the $35 million market value of listed securities requirement, and otherwise satisfies all other criteria necessary, for continued listing on The Nasdaq Capital Market. Accordingly, the listing matter is now closed and the previously-scheduled hearing before the Nasdaq Hearings Panel has been cancelled.

About Acer Therapeutics

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. In the U.S., OLPRUVA™ (sodium phenylbutyrate) is approved for the treatment of urea cycle disorders (UCDs) involving deficiencies of carbamylphosphate synthetase (CPS), ornithine transcarbamylase (OTC), or argininosuccinic acid synthetase (AS). Acer is also advancing a pipeline of investigational product candidates for rare and life-threatening diseases, including: OLPRUVA™ (sodium phenylbutyrate) for treatment of various other inborn errors of metabolism, including Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS) and Post-traumatic Stress Disorder (PTSD); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of viruses, including cytomegalovirus, Zika, dengue, Ebola and COVID-19. For more information, visit www.acertx.com.

Acer Contacts

Corporate contact:

Jim DeNike

Acer Therapeutics Inc.

jdenike@acertx.com

+1-844-902-6100

Investor contact:

Nick Colangelo

Gilmartin Group

nick@gilmartinIR.com

+1-332-895-3226

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